Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2008 Full Year and Fourth Quarter

➢	Worldwide Net Revenue Increased 2% and Increased 1% Excluding the Impact of Foreign Exchange for the 2008 Full Year

➢	Worldwide Net Revenue Decreased 7% and Decreased 1% Excluding the Impact of Foreign Exchange for the 2008 Fourth Quarter

➢	Full Year Net Revenue Increase Led by Growth in Excess of 10% for Prevnar, Zosyn and Nutritional Products and 27% Growth for Enbrel

Madison, N.J., January 26, 2009 - Wyeth (NYSE: WYE) today reported results for the 2008 full year and fourth quarter ending December 31, 2008. Worldwide net revenue increased 2%, to $22.8 billion, and increased 1% excluding the impact of foreign exchange for the 2008 full year and decreased 7%, to $5.3 billion, and decreased 1% excluding the impact of foreign exchange for the 2008 fourth quarter.

“Wyeth met its expectations in 2008 despite external pressures,” said Bernard Poussot, Chairman, President and Chief Executive Officer. “Our performance was led by strong, consistent contributions from our core product franchises — Enbrel, Prevnar and Nutritionals, revenue from new products, and ongoing cost containment efforts. Our diversified revenue base helped lessen the impact of the global economic downturn and the at-risk launch of generic versions of Protonix.”

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Wyeth (Continued)

Product Highlights for the 2008 Fourth Quarter and Full Year

The following table presents worldwide net revenue from Wyeth’s principal products for the 2008 fourth quarter and full year, together with the percentage changes from the comparable periods in the prior year, both as reported and excluding the impact of foreign exchange (FX):

	(UNAUDITED)
	Three Months Ended 12/31/2008			Full Year Ended 12/31/2008(2)
Principal Products	$ in millions	Increase/ (Decrease)	Increase/ (Decrease) Excluding FX	$ in millions	Increase/ (Decrease)

Effexor	$902	(7)%	(3)%	$3,928	4%

Prevnar	603	8%	18%	2,716	11%

Enbrel

Outside U.S. and Canada	598	6%	22%	2,593	27%

Alliance Revenue - U.S. and Canada	301	13%	13%	1,205	20%

Nutritionals	385	(2)%	7%	1,634	13%

Zosyn/Tazocin	298	2%	8%	1,264	11%

Premarin family	261	(1)%	1%	1,070	1%

Protonix family(1)	185	(60)%	(60)%	806	(58)%

Centrum	170	(17)%	(11)%	728	3%

Advil	171	(8)%	(4)%	673	(2)%

(1)

Protonix family net revenue for the 2008 fourth quarter and full year reflects revenue from both the branded product, $115 and $395, respectively, and Wyeth’s own generic version, $70 and $411, respectively.

(2)	The impact of foreign exchange was not significant for the 2008 full year percentage change.

2008 Fourth Quarter Results

Net revenue decreased 7% for the 2008 fourth quarter and decreased 1% excluding the impact of foreign exchange as compared with the 2007 fourth quarter. The 1% decrease excluding the impact of foreign exchange was primarily due to lower sales of the PROTONIX® family, EFFEXOR® and Consumer Healthcare products, which were offset by increases in Wyeth’s key pharmaceutical franchises such as ENBREL®, PREVNAR®

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Wyeth (Continued)

and Nutritional products, as well as increases in ZOSYN® and new products such as PRISTIQTM, TYGACIL® and TORISELTM.

Gross margin, as a percentage of net revenue, excluding certain significant items, increased 3.2 percentage points to 74.9% from 71.7% for the 2008 fourth quarter. The increase was primarily due to product mix and the favorable impact of foreign exchange rates on Cost of goods sold during the quarter. Excluding this impact of foreign exchange, gross margin would have been approximately 72.4% in the 2008 fourth quarter.

Selling, general and administrative expenses, excluding certain significant items, decreased 14% for the 2008 fourth quarter and decreased 9% excluding the impact of foreign exchange versus the 2007 fourth quarter, primarily due to the realization of cost savings as a result of Project Impact.

Research and development expenses, excluding certain significant items, increased 2% for the 2008 fourth quarter versus the 2007 fourth quarter due to higher late-stage clinical trial spending, as well as increased licensing and acquisition costs.

Other expense, net for the 2008 fourth quarter primarily included costs associated with our foreign exchange hedging program and losses on investments, which were partially offset by royalty income and product divestitures.

The Company’s tax rate for the 2008 fourth quarter, excluding certain significant items, decreased to 23.3% from 25.8% in the 2007 fourth quarter. The decrease in the tax rate for the 2008 fourth quarter versus the 2007 fourth quarter was due primarily to the realization of the benefits of the U.S. Research and Development Tax Credit, which had expired in December 2007 but was subsequently renewed on October 3, 2008.

Net income and diluted earnings per share for the 2008 fourth quarter were $960.4 million and $0.71, respectively, compared with $1,017.4 million and $0.75, respectively, for the 2007 fourth quarter. The 2008 fourth quarter results included charges of $115.6 million ($89.0 million after-tax or $0.07 per share-diluted) related to the Company’s productivity initiatives, as discussed in the Notes to Results of Operations. The 2007 fourth quarter results included charges of $63.9 million ($41.9 million after-tax or $0.03 per share-diluted)

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Wyeth (Continued)

related to the Company’s productivity initiatives. Net income and diluted earnings per share, before these certain significant items, for the 2008 fourth quarter were $1,049.4 million and $0.78, respectively, compared with $1,059.3 million and $0.78, respectively, for the 2007 fourth quarter.

2008 Full Year Results

Net revenue increased 2% for the 2008 full year and increased 1% excluding the impact of foreign exchange as compared with the 2007 full year. The increase of 1% excluding the impact of foreign exchange was primarily driven by Wyeth’s key pharmaceutical franchises Enbrel, Prevnar and Nutritional products. Also contributing to net revenue for the 2008 full year were increased sales of Zosyn and Effexor, as well as new products such as Torisel, Tygacil and Pristiq. These increases were offset, primarily, by lower sales of the Protonix family.

Selling, general and administrative expenses, excluding certain significant items, for the 2008 full year decreased 3% and decreased 4% excluding the impact of foreign exchange versus the 2007 full year due to cost savings realized from Project Impact.

Research and development expenses, excluding certain significant items, for the 2008 full year increased 3% versus the 2007 full year due to higher late-stage clinical trial spending.

Other expense, net, excluding certain significant items, for the 2008 full year primarily included costs associated with our foreign exchange hedging program and losses on investments, which were partially offset by royalty income and product divestitures. Net investment write-downs amounted to approximately $188.0 million, including the 2008 third quarter impairments for Lehman Brothers and Washington Mutual bonds totaling $68.7 million. Royalty income also included a one-time royalty milestone payment in the 2008 second quarter of $60.0 million related to the previously divested SYNVISC® product line.

The Company’s tax rate for the 2008 full year, excluding certain significant items, increased to 30.0% from 28.5% for the 2007 full year. This increase resulted primarily

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Wyeth (Continued)

from higher sales of certain pharmaceutical products that are manufactured in less favorable tax jurisdictions and increased expenditures in countries with lower tax rates.

Net income and diluted earnings per share for the 2008 full year were $4,417.8 million and $3.27, respectively, compared with $4,616.0 million and $3.38, respectively, for the 2007 full year. Results for the 2008 full year included net charges of $467.0 million ($348.9 million after-tax or $0.26 per share-diluted) related to the Company’s productivity initiatives. Results for the 2007 full year included charges of $273.4 million ($194.4 million after-tax or $0.14 per share-diluted) related to the Company’s productivity initiatives. Net income and diluted earnings per share, before these certain significant items, for the 2008 full year were $4,766.8 million and $3.53, respectively, compared with $4,810.4 million and $3.52, respectively, for the 2007 full year.

To assist in performing fourth quarter and full year comparisons, a presentation, which excludes our productivity initiatives, is provided under “Results of Operations – As Adjusted.”

2009 Economic Conditions

The global economic conditions today are impacting the operations of most large multi-national companies. It is expected that our 2009 results compared with 2008 will be adversely impacted by:

•	the unfavorable year to year negative impact of foreign exchange, which will be partially offset by the hedging program we have in place for certain currencies,

•	the decline in the market value of pension assets, which will increase pension expense by approximately $0.13 per share-diluted, and

•	the significant decline in worldwide interest rates, which will increase net interest expense.

As a result of the announced merger agreement between Pfizer and Wyeth, we will not be giving earnings guidance at this time.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Full Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Net Revenue	$5,348,319	$5,763,526	$22,833,908	$22,399,798

Cost of Goods Sold	1,430,350	1,691,418	6,247,767	6,313,687

Selling, General and Administrative Expenses	1,647,927	1,882,476	6,838,359	6,753,698

Research and Development Expenses	898,012	882,466	3,373,213	3,256,785

Interest (Income) Expense, Net	20,760	(17,071)	24,942	(90,511)

Other (Income) Expense, Net	97,824	(38,795)	11,540	(290,543)

Income before Income Taxes	1,253,446	1,363,032	6,338,087	6,456,682

Provision for Income Taxes	293,061	345,602	1,920,254	1,840,722

Net Income	$960,385	$1,017,430	$4,417,833	$4,615,960

Basic Earnings per Share	$0.72	$0.76	$3.31	$3.44

Average Number of Common Shares Outstanding during Each Period - Basic	1,331,519	1,338,559	1,333,033	1,342,552

Diluted Earnings per Share	$0.71	$0.75	$3.27	$3.38

Average Number of Common Shares Outstanding during Each Period - Diluted	1,353,169	1,367,895	1,357,466	1,374,342

    See Notes to Results of Operations.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three months and full year ended December 31, 2008 and 2007, adjusted to exclude charges related to our productivity initiatives, which are considered certain significant items during the 2008 and 2007 fourth quarter and full year.

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Full Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Net Revenue	$5,348,319	$5,763,526	$22,833,908	$22,399,798

Cost of Goods Sold	1,344,239	1,629,443	6,005,322	6,069,333

Selling, General and Administrative Expenses	1,620,051	1,880,580	6,542,268	6,724,921

Research and Development Expenses	896,399	882,437	3,340,084	3,256,516

Interest (Income) Expense, Net	20,760	(17,071)	24,942	(90,511)

Other (Income) Expense, Net	97,824	(38,795)	116,195	(290,543)

Income before Income Taxes	1,369,046	1,426,932	6,805,097	6,730,082

Provision for Income Taxes	319,661	367,602	2,038,334	1,919,722

Net Income	$1,049,385	$1,059,330	$4,766,763	$4,810,360

Basic Earnings per Share	$0.79	$0.79	$3.58	$3.58

Average Number of Common Shares

Outstanding during Each Period - Basic	1,331,519	1,338,559	1,333,033	1,342,552

Diluted Earnings per Share	$0.78	$0.78	$3.53	$3.52

Average Number of Common Shares Outstanding during Each Period - Diluted	1,353,169	1,367,895	1,357,466	1,374,342

  See Notes to Results of Operations.

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Wyeth (Continued)

Notes to Results of Operations

(1)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, performance share awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional shares of common stock (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes related to these debentures was $5,155 and $24,678 for the 2008 fourth quarter and full year, respectively, compared with $10,331 and $33,948 for the 2007 fourth quarter and full year, respectively.

(2)	Other (income) expense, net included royalty income for the 2008 fourth quarter and full year of $36,416 and $238,595, respectively, compared with $58,351 and $260,399, respectively, for the comparable periods in the prior year. The 2008 full year included a one-time royalty milestone payment of $60,000 related to the previously divested Synvisc product line. Other (income) expense, net also included pre-tax gains from product divestitures of $22,350 for the 2008 fourth quarter and $71,118 for the 2008 full year compared with $19,083 for the 2007 fourth quarter and $79,392 for the 2007 full year. Also included in Other (income) expense, net for the 2008 full year are net investment write-downs of approximately $188,000, which included impairments of Lehman Brothers and Washington Mutual bonds totaling $68,657. Further, Other (income) expense, net included net hedging costs for the 2008 fourth quarter and full year of $25,946 and $146,168, respectively, compared with $11,407 and $27,775 for the 2007 fourth quarter and full year, respectively.

(3)	Certain significant items related to our productivity initiatives have been excluded from the results of operations – as adjusted for the 2008 and 2007 fourth quarter and full year as follows:

	(UNAUDITED)
	Three Months Ended		Full Year Ended
(In thousands except per share amounts)	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Cost of Goods Sold	$86,111	$61,975	$242,445	$244,354

Selling, General and Administrative Expenses	27,876	1,896	296,091	28,777

Research and Development Expenses	1,613	29	33,129	269

Total Productivity Initiatives Charges(a)	115,600	63,900	571,665	273,400

Other Income, Net(b)	—	—	(104,655)	—

Net Productivity Initiatives Charges	$115,600	$63,900	$467,010	$273,400

Net Productivity Initiatives Charges, After-Tax	$89,000	$41,900	$348,930	$194,400

Decrease in Diluted Earnings per Share	$0.07	$0.03	$0.26	$0.14

(a)	2008 charges were primarily severance and other employee-related costs associated with an approximate 7% reduction in workforce during the year. 2007 charges include costs related to manufacturing site network consolidation initiatives.

(b)	Other income, net for the 2008 full year represents the net gain on the sale of a manufacturing facility in Japan.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

(4)	The following table presents worldwide net revenue by reportable segment, together with the percentage changes from the comparable periods in the prior year, as reported and without the impact of foreign exchange:

	(UNAUDITED)
	Three Months Ended 12/31/2008			Full Year Ended 12/31/2008(a)
			Increase/
Net Revenue by		Increase/	(Decrease)		Increase/
Reportable Segment	($ in millions)	(Decrease)	Excluding FX	($ in millions)	(Decrease)

Pharmaceuticals	$4,409	(7)%	(1)%	$19,025	2%

Consumer Healthcare	702	(11)%	(5)%	2,721	(1)%

Animal Health	237	(6)%	2%	1,088	4%

Consolidated Total	$5,348	(7)%	(1)%	$22,834	2%

(a)	The impact of foreign exchange was not significant for the 2008 full year percentage change.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

The Company will not hold its conference call previously scheduled for Thursday, January 29, 2009.

The statements in this press release that are not historical facts, including the discussion under the heading “2009 Economic Conditions,” are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, if the assumptions underlying the discussion under the heading “2009 Economic Conditions” prove incorrect, our actual results could differ materially. Risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, without limitation, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability,

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Wyeth (Continued)

intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008. The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Also, for recent announcements and additional information, including product sales information, please refer to the Company’s Internet Web site.

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